Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-231305, 333-260382 and 333-287314) of Lifeward Ltd.,
(2)	Registration Statements (Form S-1 Nos. 333-235931, 333-239733, 333-251454, 333-254147 and 333-284843) of Lifeward Ltd., and
(3)
Registration Statements (Form S-8 Nos. 333-199688, 333-221357, 333-230485, 333-239258,  333-267284 and 333-289840) pertaining to the 2006 Stock Option Plan, 2012 Equity Incentive Plan, 2014 Incentive Compensation Plan and 2025 Incentive Compensation Plan of Lifeward Ltd.;

of our report dated March 18, 2026, with respect to the consolidated financial statements of Lifeward Ltd. included in this Annual Report (Form 10-K) of Lifeward Ltd. for the year ended December 31, 2025.

/s/ KOST FORER GABBAY & KASIERER
A Member of EY Global

March 18, 2026
Tel-Aviv